Exhibit 10.10
Amendment dated December 19, 2005 to Form of Employment Agreement between NBT Bancorp Inc. and Daryl R. Forsythe made as of August 2, 2003.

December 19, 2005

Daryl R. Forsythe
21 Ridgeland Road
Norwich, New York 13815

Re: Employment Agreement and Change in Control -- Severance Agreement Amendment

Dear Daryl:

As you are aware, in 2004 a new Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 (the “Act”). The Act has made significant changes in the tax law as it is applied to executive compensation. In late September of 2005 the Internal Revenue Service published proposed regulations relating to compliance with the Jobs Act. As a “key employee” severance payments made to you on termination from employment under the terms of your current employment agreement with NBT Bancorp Inc.1  (“Employment Agreement”) must be made in compliance with the Act or a substantial excise tax (payable by you) will be imposed.

Your Employment Agreement provides that you would be entitled to certain severance payments if your relationship with NBT Bancorp Inc. was involuntarily terminated (other than “for cause”) or you resigned for Good Reason, as those terms are defined in your Employment Agreement. Pursuant to the Employment Agreement, severance payments would begin on the date immediately following the Termination Date (as defined in your Employment Agreement) and continue for the term set forth in your Employment Agreement.

Your Change in Control -- Severance Agreement2  (“Severance Agreement”) provides that you would be entitled to severance payments if, within 24 months following a Change in Control of NBT Bancorp Inc., your employment as Chief Executive Officer was involuntarily terminated (other than for “Cause”) or you resigned for Good Reason (or without Good Reason within 12 months following a Change in Control of NBT Bancorp Inc.), as those terms are defined in your Severance Agreement. Pursuant to the Severance Agreement, severance payment would begin not later than the fifth business day following your Date of Termination (as defined in your Severance Agreement) and continue for the term set forth in your Severance Agreement.

1 Dated August 2, 2003, and as revised on January 1, 2005.
2 Dated July 23, 2001.

If the severance payments provided for in your Employment Agreement or your Severance Agreement were made as described therein the Act provides that these payments would be subject to the excise tax of 20% of the severance payment.

Under the Act, one of the ways to avoid application of the excise tax to severance due a “key employee” under the terms of an employment agreement such as yours is to defer payment for six (6) months after separation from employment. Accordingly, the Compensation and Benefits Committee of NBT Bancorp Inc. has determined that in the event that you become entitled to severance payments under your Employment Agreement and/or Severance Agreement, it will defer commencement of those payments until six (6) months after your relationship with NBT Bancorp Inc. ends. In all other respects, both your Employment Agreement and your Severance Agreement shall remain in full force and effect.

In accordance with section 10 of the Employment Agreement and section 10 of the Severance Agreement, please sign the acknowledgement and agreement set forth below and return one original to me. The other original is for your files.

Very truly yours,
NBT BANCORP INC.

By:	/S/ Michael J. Chewens
Michael J. Chewens
Senior Executive Vice President
and Chief Financial Officer

Acknowledged and Agreed to:

/S/ Daryl R. Forsythe
Daryl R. Forsythe
Chairman and Chief Executive Officer

Date: December 19, 2005